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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ______________

                                  SCHEDULE 13G
                                 (RULE 13D-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
     (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. __)*


                                HeartWare Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Ordinary Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    Q4524B106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [_] Rule 13d-1(b)
        [_] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 2 OF 8 PAGES
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  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Apple Tree Partners I, L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                93,093,958
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                93,093,958
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      93,093,958
----- --------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.5%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
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
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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 3 OF 8 PAGES
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  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Apple Tree Ventures I, LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                93,093,958
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                93,093,958
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      93,093,958
----- --------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.5%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 4 OF 8 PAGES
===================                                            =================

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  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Seth L. Harrison
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES             6   SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                93,093,958
          EACH            ----- ------------------------------------------------
       REPORTING            7   SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ----- ------------------------------------------------
                            8   SHARED DISPOSITIVE POWER

                                93,093,958
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      93,093,958
----- --------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.5%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 5 OF 8 PAGES
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ITEM 1(A).  NAME OF ISSUER:
            --------------
            HeartWare Limited

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------
            Level 57, MLC Centre
            19-29 Martin Place
            Sydney, NSW 2000
            Australia

ITEM 2(A).  NAMES OF PERSONS FILING:
            -----------------------
            Apple Tree Partners I, L.P. (the "Fund"); Apple Tree Ventures I, LLC, which is the sole general partner of the Fund (the "GP"); and Seth L. Harrison ("Harrison"), who is the sole managing member of the GP. Each person named in this paragraph is referred to herein as a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            -----------------------------------------------------------
            The address of the principal business office of the Fund, the GP, and Harrison is 1 Broadway, 14th Floor, Cambridge, MA 02142.

ITEM 2(C).  CITIZENSHIP:
            -----------
            The Fund and the GP are respectively a limited partnership and limited liability company organized under the laws of the State of Delaware. Harrison is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            ----------------------------
            Ordinary Shares, no par value.

ITEM 2(E).  CUSIP NUMBER:
            ------------
            Q4524B106

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR
            -------------------------------------------------------------
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
            ---------------------------------------------------------
            Not applicable.

ITEM 4.     OWNERSHIP.
            ---------
            (a) Amount Beneficially Owned: the Fund is the record owner of 91,588,782 shares (the "Record Shares") as of December 31, 2007. The Fund is also entitled to receive 1,505,176 shares issuable as of December 31,2007 (the "Note Shares") upon conversion of a convertible note. Accordingly, the Fund may be deemed to be the beneficial owners of both the Record Shares and Note Shares (collectively the "Shares") for a total of 93,093,958 shares. As the sole general partner of the Fund, the GP may be deemed to own beneficially the Shares. As the sole managing member of the GP, the sole general partner of the Fund, Harrison may also be deemed to beneficially own the Shares.

            (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 248,100,277 shares reported to be outstanding by the Issuer in Form 10-K for the period ending December 31, 2007.

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 6 OF 8 PAGES
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                 (ii)   shared power to vote or to direct the vote: See Line 6
                        of cover sheets.

                 (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                 (iv)   shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

            Each Reporting Person disclaims beneficial ownership of such shares except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            --------------------------------------------
            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------
            Not applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            ------------------------------------------------------------
            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------
            Not applicable. The Reporting Person expressly disclaims membership in a "group" as used in Rule 13d-5(b).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------
            Not applicable.

ITEM 10.    CERTIFICATION.
            -------------
            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 7 OF 8 PAGES
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                                    SIGNATURE


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    March 17, 2008


APPLE TREE PARTNERS I, L.P.

By:   APPLE TREE VENTURES I, LLC
      General Partner


      By: /s/ Seth L. Harrison
         --------------------------------------
          Seth L. Harrison
          Managing Member


APPLE TREE VENTURES I, LLC


By: /s/ Seth L. Harrison
   -----------------------------------------
    Seth L. Harrison
    Managing Member


/s/ Seth L. Harrison
--------------------------------------------
Seth L. Harrison
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CUSIP NO. Q4524B106              SCHEDULE 13G                  PAGE 8 OF 8 PAGES
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                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of HeartWare Limited.

         EXECUTED this 17 day of March, 2008.

APPLE TREE PARTNERS I, L.P.

By:   APPLE TREE VENTURES I, LLC
      General Partner


      By: /s/ Seth L. Harrison
         --------------------------------------
          Seth L. Harrison
          Managing Member


APPLE TREE VENTURES I, LLC


By: /s/ Seth L. Harrison
   -----------------------------------------
    Seth L. Harrison
    Managing Member


/s/ Seth L. Harrison
--------------------------------------------
Seth L. Harrison